Exhibit 10.1

FORM OF RESTRICTED STOCK AGREEMENT

[DATE]

Re: Restricted Stock Agreement (“Agreement”)

Dear       :

I am pleased to inform you that you have been granted shares of Restricted Stock under the Company’s Restricted Stock Plan (the “Plan”) as follows:

1. Number of Restricted Shares Granted:
Grant Date:

The certificate for the shares of Restricted Stock will be held by the Company until the restrictions on such shares lapse as provided herein or the shares are forfeited and canceled.

2. Subject to the further provisions of this Agreement, 25% of the shares of Restricted Stock shall become vested on the first anniversary of the Grant Date, 25% of the shares of Restricted Stock shall become vested on the second anniversary of the Grant Date and 50% of the shares of Restricted Stock shall become vested on the third anniversary of the Grant Date. In addition, the shares shall become 100% vested on the date of a Change in Control.

3. In the event your termination of Service with the Company and its Affiliates is due to your death, your retirement or a disability for which you receive benefits under the Company’s Long-Term Disability Plan, the shares of Restricted Stock shall be 100% vested on such termination. As used herein, “Retirement” means your termination of employment with the Company and its Affiliates for reasons other than Cause on or after reaching age 62 or, if after age 55 and prior to age 62, with the written consent of the Compensation Committee of the Board (“Committee”).

4. In the event the Company or an Affiliate terminates your employment for any reason other than Cause, the shares of Restricted Stock shall be 100% vested on such termination. As used herein, Cause means (i) willful misconduct by you in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company, (ii) a criminal or civil conviction or other conduct by you that could reasonably be expected to result in injury to the reputation of the Company or Affiliate, and (iii) the continued, willful and deliberate nonperformance of your duties, other than by reason of a physical or mental illness or incapacity.

5. In the event of your termination with the Company and its Affiliates for any reason other than as provided in Paragraphs 3 and 4 above, the shares of Restricted Stock shall automatically be forfeited and canceled on the date of your termination of employment, unless and to the extent the Committee, in its discretion, provides otherwise.

6.  The Company shall not be required to deliver any shares to you pursuant to this Agreement until you (or your beneficiary) have made arrangements acceptable to the Company to satisfy the Company’s tax withholding obligations with respect to such vested shares. The Company, in its sole discretion, may withhold a number of shares sufficient to satisfy its tax obligations.

7. The shares of Restricted Stock are not transferable by you, other than by will or the laws of descent and distribution.

8. The shares of Restricted Stock carry all voting and dividend rights; however, dividends shall be subject to Section 6(e) of the Plan.

9. Nothing in the Agreement shall confer any right on you to continue employment with the Company or its Affiliates nor restrict the Company or an Affiliate from terminating your employment for any reason.

10. The shares of Restricted Stock are subject to the terms of the Plan, which terms are hereby incorporated by reference. A copy of the Plan is attached hereto. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Notwithstanding the foregoing, terms used in this Agreement and defined in the Plan shall have the meaning set forth in the Plan, unless such term is defined in this Agreement.

Please execute and return this Agreement to the undersigned. The attached copy of this Agreement is for your records.

FRONTIER OIL CORPORATION

By:
Name: Title:

EMPLOYEE